EXHIBIT (s)

EX. FILING FEES

Calculation of Filing Fee Tables

Form N-2

(Form Type)

Tekla World Healthcare Fund

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be paid	-	-	-	-	-	-	-	-	-	-	-	-
Fees Previously Paid	Equity	Common Shares of Beneficial Interest	457(o)	-	-	$150,000,000	$92.70	$13,905.00	-	-	-	-
Fees Previously Paid	Other	Rights to Purchase Common Shares of Beneficial Interest(3)
Carry Forward Securities
Carry Forward Securities
Total Offering Amounts						$150,000,000		$13,905.00
Total Fees Previously Paid								$13,905.00
Total Fee Offset								-
Net Fee Due								$0.00

(1) There are being registered hereunder a presently indeterminate number of common shares to be offered on an immediate, continuous or delayed basis.

(2) The proposed maximum offering price per share will be determined, from time to time, by the Registrant in connection with the sale by the Registrant of the common shares registered under this Registration Statement.

(3) No separate consideration will be received by the Registrant. Any shares issued pursuant to an offering of rights to purchase common shares, including any shares issued pursuant to an over-subscription privilege or a secondary over-subscription privilege, will be shares registered under this Registration Statement.